UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2010

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Matters.

On July 16, 2010, OMNI Energy Services Corp. (the “Company”) announced the expiration at 12:01 a.m. (EST) on July 16, 2010, of the “go shop” period provided for in the previously disclosed Agreement and Plan of Merger dated June 3, 2010 (the “Merger Agreement”) by and among the Company, Wellspring OMNI Holdings Corporation, a Delaware corporation (“Parent’), and Wellspring OMNI Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), providing for the merger of Sub with and into the Company, with the Company surviving the merger as a subsidiary of the parent. A copy of the press release announcing the expiration of the “go shop” period is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

After soliciting 97 identified possible purchasers in accordance with the “go shop” provisions of the Merger Agreement, the Company did not receive any acquisition proposals. Under the terms of the Merger Agreement, the Company is no longer permitted to initiate or solicit further proposals or continue negotiations or discussions regarding an acquisition proposal. Under certain circumstances, however, subject to the specific terms and restrictions of the merger agreement, the Company may participate in discussions and negotiations with a third party if it receives unsolicited acquisition proposals from such third party that the Company determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to constitute a superior proposal.

The Merger Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, dated June 4, 2010, and as Appendix A to the Company’s Preliminary Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 30, 2010.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release issued by the Company on July 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: July 16, 2010
	By:	/s/ Ronald D. Mogel
Senior Vice President and Chief Financial Officer